Exhibit 99.1

Greenhill: New Board Members

Contact:	Jeffrey Taufield Kekst and Company 212-521-4815

For Immediate Release

GREENHILL & CO. , INC. APPOINTS TWO INDEPENDENT DIRECTORS

New York, NY, July 1, 2004—Greenhill & Co., Inc. [NYSE:GHL] announced today that it has appointed Steven F. Goldstone and Isabel V. Sawhill to its Board of Directors.

Mr. Goldstone, the former Chairman, President and Chief Executive Officer of RJR Nabisco, is Manager of Silver Spring Group and Ms. Sawhill is Vice President and Director of Economic Studies at the Brookings Institution.

Robert F. Greenhill, Chairman and Chief Executive Officer of Greenhill & Co., said, “We are privileged that Belle and Steve have agreed to join our board. Both are highly accomplished individuals who possess outstanding judgment.”

Mr. Goldstone began his career as an attorney with the law firm Davis Polk & Wardwell, where he was a partner. In 1995, he was named General Counsel of RJR Nabisco Holdings Corp. and rose to President later that year. In 1996, he was promoted to Chairman and Chief Executive Officer and remained at Nabisco until 2000. In 2001, Mr. Goldstone formed Silver Spring Group. He graduated from University of Pennsylvania, and he received his degree in law from New York University.

Ms. Sawhill has had a distinguished career. Since 1997, she has been at the Brookings Institution where she is the Cabot Family Chair. Among Ms. Sawhill’s many accomplishments, she had been: Associate Director at the Office of Management and Budget during the Clinton Administration; a senior fellow at the Urban Institute; and is the author of many books and articles. She graduated from Wellesley College and received her Ph.D. from New York University’s Graduate School of Business Administration in 1968.

The addition of Mr. Goldstone and Ms. Sawhill brings to three the number of independent directors who serve on Greenhill’s board who meet the independence standards established by the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. Following their appointments, Greenhill will have a six-member board, half of whose members are independent.

Shortly before its IPO, Greenhill appointed Stephen L. Key to its Board and as chair of its Audit Committee. Since 2003, Mr. Key has been the sole proprietor of Key

Consulting, LLC. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young's New York Office from 1988 to 1992.

Ms. Sawhill will serve on the Audit Committee and Mr. Goldstone will serve on the Compensation Committee, and both will serve on the Nominating and Governance Committee of the Company. Mr. Key will also serve on the Compensation Committee and the Nominating and Governance Committee.

Greenhill & Co., Inc. is a leading independent investment bank that provides financial advisory and merchant banking management services. It acts for clients throughout the world from its offices in New York, London and Frankfurt.

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